Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Senior Vice President – Finance and Treasurer	Senior Vice President, Corporate Communications
Fifth & Pacific Companies, Inc.	Fifth & Pacific Companies, Inc.
201.295.7515	212.626.3408

FIFTH & PACIFIC COMPANIES, INC. REPORTS 4th QUARTER AND FULL YEAR RESULTS

•	Reports Q4 2012 adjusted EBITDA of $69 million and full year 2012 adjusted EBITDA of $106 million, net of foreign currency transaction adjustments
•	Reports Q4 GAAP diluted earnings per share from continuing operations of $0.50 and adjusted diluted earnings per share of $0.12
•	Reaffirms 2013 adjusted EBITDA guidance of $120 to $150 million, net of foreign currency transaction adjustments

New York, NY – February 21, 2013 – Fifth & Pacific Companies, Inc. (NYSE:FNP) today announced earnings for the fourth quarter of 2012. For the fourth quarter of 2012 on a GAAP basis, income from continuing operations was $61 million, or $0.50 per share, compared to income from continuing operations of $245 million, or $2.04 per share, for the fourth quarter of 2011.

Adjusted diluted earnings per share from continuing operations for the fourth quarter of 2012 were $0.12, compared to adjusted diluted earnings per share from continuing operations of $0.10 for the fourth quarter of 2011.

Adjusted EBITDA, net of foreign currency transaction adjustments, for the fourth quarter of 2012 was $69 million, while comparable adjusted EBITDA was $56 million for the fourth quarter of 2011.

Net sales for the fourth quarter of 2012 were $487 million, an increase of $39 million, or 8.8%, from the comparable 2011 period. Net sales increased $59 million, or 13.8% on a comparable basis from the 2011 period, excluding a $20 million decline in net sales associated with brands that have been sold or exited but not accounted for as discontinued operations.

The Company also announced final fourth quarter 2012 direct-to-consumer comparable sales as follows:

Brand	Q4
Lucky Brand	3%
kate spade	27%
Juicy Couture	(2%)

For the full year 2012, the Company recorded a loss from continuing operations of ($59) million, or ($0.54) per share, compared to income from continuing operations for the full year 2011 of $145 million, or $1.28 per share. Adjusted loss per share from continuing operations in the full year 2012 was ($0.21) compared to an adjusted loss per share from continuing operations of ($0.32) in the full year 2011.

Net sales for the full year 2012 were $1.505 billion, a decrease of ($14) million, or (0.9%), from the comparable 2011 period. Net sales increased $156 million, or 11.6% on a comparable basis from the 2011 period, excluding the $170 million decline in net sales associated with brands that have been sold or exited but not accounted for as discontinued operations.

William L. McComb, Chief Executive Officer of Fifth & Pacific Companies, Inc., said: “Adjusted EBITDA, net of foreign currency transaction adjustments, was $69 million in the fourth quarter of 2012 and $106 million for the full year 2012, slightly above the range of $100 to $105 million provided in our January 14th pre-announcement.”

Mr. McComb concluded, “2012 brought industry leading growth at kate spade and a significant improvement in performance at Lucky Brand.  While progress in these two businesses was tempered by a miss in North America at Juicy Couture, we are optimistic that we are correcting the underlying issues at Juicy under the direction of its new CEO, Paul Blum. Our teams are all very focused on delivering their 2013 plans, as we begin the year with the right momentum. For fiscal 2013, we continue to forecast adjusted EBITDA, net of foreign currency transaction adjustments, in the range of $120 to $150 million.”

The adjusted results for the fourth quarter and full year 2012 and 2011, as well as forward-looking targets, exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, impairment of intangible assets, gain on acquisition of subsidiary, gain on sales of trademarks, (losses) gains on extinguishment of debt and interest expense charges related to a multi-employer pension withdrawal liability. The Company believes that the adjusted results for such periods represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information,” provide a full reconciliation of actual results to the adjusted results. We present Adjusted EBITDA, which we define as income (loss) from continuing operations, adjusted to exclude income tax provision (benefit), interest expense, net, depreciation and amortization, net, the impact of gain on sales of trademarks, gains (losses) on extinguishment of debt, gain on acquisition of subsidiary, expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges, losses on asset disposals and non-cash share-based compensation expense. We also present (i) Adjusted EBITDA, net of foreign currency transaction adjustments, which is Adjusted EBITDA further adjusted to exclude unrealized and certain realized foreign currency transaction gains (losses), net; and (ii) Comparable Adjusted EBITDA net of foreign currency transaction adjustments, which is Adjusted EBITDA net of foreign currency transaction adjustments, further adjusted to exclude the estimated Adjusted EBITDA associated with each of the following: Liz Claiborne/JCPenney apparel and handbags; Axcess; DKNY® Jeans; Dana Buchman apparel; and our former Curve fragrance brand and related brands. We present the above-described EBITDA measures because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

The Company will sponsor a conference call at 10:00am eastern time today to discuss its results for the fourth quarter of 2012. The dial-in number is 1-888-694-4676 with pass code 95290416. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Fifth & Pacific website at www.fifthandpacific.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-K for fiscal 2012, filed with the Securities and Exchange Commission.

FOURTH QUARTER RESULTS

Adjusted EBITDA

During the fourth quarter of 2012, we determined that our measure of segment profitability is Adjusted EBITDA of each reportable segment.  Accordingly, our CEO evaluates performance and allocates resources based primarily on Segment Adjusted EBITDA.  Segment Adjusted EBITDA is also a key metric utilized in our annual bonus and long-term incentive plans.  Segment Adjusted EBITDA excludes: (i) depreciation and amortization; (ii) charges due to streamlining initiatives and brand-exiting activities; and (iii) losses on asset disposals and impairments. Unallocated Corporate costs also exclude non-cash share-based compensation expense.  Therefore, Segment Adjusted EBITDA does not include Corporate costs associated with the following functions: corporate finance, investor relations, communications, legal, human resources and information technology shared services and costs of executive offices and corporate facilities, which are included in Unallocated Corporate costs. We do not allocate amounts reported below Operating income (loss) to our reportable segments, other than equity income (loss) in equity method investees.  Our definition of Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Overall Results

Net sales from continuing operations for the fourth quarter of 2012 were $487 million, an increase of $39 million, or 8.8% from the fourth quarter of 2011, reflecting an increase in sales in our kate spade segment, partially offset by a decline in sales in our Juicy Couture and Adelington Design Group segments, including a ($25) million decrease in sales associated with brands that have been sold or exited but not accounted for as discontinued operations.

Gross profit as a percentage of net sales increased to 55.5% in the fourth quarter of 2012, compared to 53.8% in the comparable 2011 period, primarily reflecting a higher percentage of direct-to-consumer sales, which run at a higher gross profit rate than the Company average and gross margin expansion in our kate spade and Lucky Brand segments, partially offset by a decreased gross margin in our Juicy Couture segment.

Selling, general & administrative expenses (“SG&A”) decreased ($36) million, or (13.5%), to $234 million in the fourth quarter of 2012 compared to the fourth quarter of 2011. The decrease in SG&A reflected the following:

•                 A ($42) million decrease in expenses associated with our streamlining initiatives and brand-exiting activities;

•                 A ($23) million decrease associated in our Adelington Design Group & Other segment related to the exited brands discussed above and reduced Corporate costs; and

•                 A $29 million increase in SG&A in our kate spade, Lucky Brand and Juicy Couture segments,  primarily reflecting: (i) increased advertising expenses and e-commerce fees across all three reportable segments; (ii) increased compensation related expenses at kate spade and Lucky Brand; (iii) increased rent and other store operating expenses at kate spade, primarily related to direct-to-consumer expansion; and (iv) a net increase in fixed asset charges at Juicy Couture and depreciation expense at kate spade.

SG&A as a percentage of net sales was 48.0% in the fourth quarter of 2012, compared to 60.4% in the fourth quarter of 2011, primarily reflecting decreased SG&A in our Adelington Design Group and corporate segments, partially offset by increased SG&A in our kate spade segment to support growth initiatives.

Operating Income (Loss) was $36 million (7.5% of net sales) in the fourth quarter of 2012 compared to ($30) million ((6.7%) of net sales) in the fourth quarter of 2011.

Other (Expense) Income, net was ($2) million in the fourth quarter of 2012, compared to $7 million in the fourth quarter of 2011, primarily reflecting (i) foreign currency transaction gains and losses on our 5% Euro Notes in 2011 and other foreign currency denominated assets and liabilities; and (ii) equity in earnings of our investments in equity investees.

Gain on Acquisition of Subsidiary was $40 million in the fourth quarter of 2012, reflecting the adjustment of our pre-existing 49.0% interest in kate spade Japan to estimated fair value, in connection with the acquisition of kate spade Japan.

Gain on Sale of Trademarks was $271 million in the fourth quarter of 2011, reflecting a gain on the sale of: (i) the global trademark rights for the Liz Claiborne family of brands; (ii) the trademark rights in the US and Puerto Rico for Monet; and (iii) the Dana Buchman trademark.

Loss on Extinguishment of Debt was $1 million in the fourth quarter of 2012 and 2011 and resulted from the conversion of $12 million of our Convertible Notes into 3 million shares of our common stock in 2012 and the conversion of $21 million of our Convertible Notes into 6 million shares of our common stock in 2011.

Interest expense, net was $14 million in the fourth quarter of 2012, flat compared to the fourth quarter of 2011, primarily reflecting a decrease of $3 million due to the redemptions and repurchases of the Euro Notes and a $2 million decrease due to a reduction in the principal amount of our Convertible Notes, partially offset by an increase of $4 million in interest expense related to the Senior Notes.

Benefit for Income Taxes was $1 million in the fourth quarter of 2012, compared to $11 million in the fourth quarter of 2011.  The benefit for income taxes in the fourth quarter of 2012 primarily represented current tax benefits on operations in certain jurisdictions, partially offset by increases in deferred tax liabilities for indefinite-lived intangible assets and an increase in the accrual for interest related to uncertain tax positions.  The benefit for income taxes in the fourth quarter of 2011 primarily represented decreases in deferred tax liabilities for indefinite-lived intangible assets, partially offset by current tax on operations in certain jurisdictions and an increase in the accrual for interest related to uncertain tax positions.

Income from continuing operations in the fourth quarter of 2012 was $61 million, or $0.50 per diluted share, compared to income of $245 million, or $2.04 per diluted share in the fourth quarter of 2011. Adjusted diluted earnings per share from continuing operations in the fourth quarter of

2012 were $0.12, compared to adjusted diluted earnings per share from continuing operations of $0.10 in the fourth quarter of 2011.

Net income in the fourth quarter of 2012 was $57 million, inclusive of losses related to discontinued operations of ($4) million, compared to net income of $229 million, inclusive of losses related to discontinued operations of ($15) million, in the fourth quarter of 2011. Diluted earnings per share were $0.47 in the fourth quarter of 2012, compared to diluted earnings per share of $1.91 in the fourth quarter of 2011.

Balance Sheet and Cash Flow

Accounts Receivable increased $2 million, or 1.7%, at year-end 2012 compared to year-end 2011, primarily due to increased wholesale sales in our kate spade and Lucky Brand segments and an increase resulting from the kate spade Japan acquisition, partially offset by (i) brands that have been exited in our Adelington Design Group segment and (ii) decreased wholesale sales in our Juicy Couture segment.

Inventories increased $27 million, or 14.1%, at year-end 2012 compared to year-end 2011, primarily due to an increase in kate spade inventory to support growth initiatives and the impact of the kate spade Japan acquisition, partially offset by the impact of brands that have been exited in our Adelington Design Group segment.

Cash flow from continuing operating activities for the last twelve months was $25 million.

Debt outstanding decreased to $406 million compared to $446 million in the fourth quarter of 2011. We ended 2012 with $59 million in cash and cash equivalents and marketable securities, compared to $181 million at the end of 2011. The $82 million increase in our net debt position over the last twelve months primarily reflected: (i) the funding of $86 million of capital and in-store shop expenditures over the last 12 months; (ii) the use of $41 million for the acquisition of kate spade Japan; and (iii) the conversion of $49 million aggregate principal amount of our Convertible Notes into 14.2 million shares of our common stock.

Segment Highlights

Net sales and Segment Adjusted EBITDA for our reportable segments are provided below:

Net sales for Juicy Couture were $154 million, a 4.4% decrease compared to 2011, primarily driven by decreases in wholesale non-apparel and outlet, partially offset by increases in e-commerce. Store counts and key operating metrics are as follows:

—        We ended the quarter with 78 specialty retail stores, 54 outlet stores and 2 concessions, reflecting the net addition over the past 12 months of 3 outlet stores and the net closure of 3 concessions;

—        Average retail square footage in the fourth quarter was approximately 424 thousand square feet, a 2.2% decrease compared to 2011;

—        Sales per square foot for comparable stores for the latest twelve months were $642; and

—        Comparable direct-to-consumer sales (inclusive of e-commerce and concessions) decreased (2%) in the fourth quarter of 2012.

Juicy Couture Segment Adjusted EBITDA in the fourth quarter was $12 million (7.8% of net sales), compared to Segment Adjusted EBITDA of $31 million (19.3% of net sales) in 2011.

Net sales for Lucky Brand were $137 million, flat compared to 2011, reflecting increases in outlet and e-commerce, partially offset by decreases in wholesale non-apparel and specialty retail. Store counts and key operating metrics are as follows:

—        We ended the quarter with 177 specialty retail stores and 47 outlet stores, reflecting the net closure over the last 12 months of 2 specialty retail stores and the net addition of 5 outlet stores;

—        Average retail square footage in the fourth quarter was approximately 555 thousand square feet, a 0.7% decrease compared to 2011;

—        Sales per square foot for comparable stores for the latest twelve months were $461; and

—        Comparable direct-to-consumer sales (inclusive of e-commerce) increased 3% in the fourth quarter of 2012.

Lucky Brand Segment Adjusted EBITDA in the fourth quarter was $21 million (15.4% of net sales), compared to Segment Adjusted EBITDA of $23 million (16.7% of net sales) in 2011.

Net sales for kate spade were $173 million, a 56.8% increase compared to 2011, driven by increases in outlet, specialty retail, e-commerce, wholesale non-apparel, concessions and wholesale apparel. Net sales in 2012 included $16 million of kate spade Japan net sales in the Company’s consolidated results. Store counts and key operating metrics are as follows:

—        We ended the quarter with 89 specialty retail stores, 32 outlet stores and 32 concessions, reflecting the net addition over the last 12 months of 18 specialty retail stores and 3 outlet stores and the acquisition of 21 specialty retail stores and 32 concessions;

—        Average retail square footage in the fourth quarter was approximately 198 thousand square feet, a 30.3% increase compared to 2011;

—        Sales per square foot for comparable stores for the latest twelve months were $1,105; and

—        Comparable direct-to-consumer sales (inclusive of e-commerce) increased 27% in the fourth quarter of 2012.

kate spade Segment Adjusted EBITDA in the fourth quarter was $43 million (25.1% of net sales), compared to Segment Adjusted EBITDA of $24 million (22.0% of net sales) in 2011.

Net sales for the Adelington Design Group segment decreased $22 million, or 49.4%, in the fourth quarter to $23 million, substantially all of which was related to the impact of exited businesses.

Adelington Design Group Segment Adjusted EBITDA in the fourth quarter was $7 million (30.7% of net sales), compared to Segment Adjusted EBITDA of ($2) million ((5.3%) of adjusted net sales) in 2011.

Corporate Adjusted EBITDA loss decreased from ($28) million in the fourth quarter of 2011 to ($15) million in 2012, primarily reflecting corporate streamlining actions in our back office functions as well as decreased discretionary spending and facilities costs.

About Fifth & Pacific Companies, Inc.

Fifth & Pacific Companies, Inc. designs and markets a portfolio of retail-based, premium, global lifestyle brands including Juicy Couture, kate spade, and Lucky Brand. In addition, the Adelington Design Group, a private brand jewelry design and development group, markets brands through department stores and serves jcpenney via exclusive supplier agreements for the Liz Claiborne and Monet jewelry lines and Kohl’s via an exclusive supplier agreement for Dana Buchman jewelry. The Company also has licenses for the Liz Claiborne New York brand, available at QVC and

Lizwear, which is distributed through the club store channel. Fifth & Pacific Companies, Inc. maintains a noncontrolling stake in Mexx, a European and Canadian apparel and accessories retail-based brand. Visit www.fifthandpacific.com for more information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in, or incorporated by reference into, this Annual Report on Form 10-K, future filings by us with the Securities and Exchange Commission (“SEC”), our press releases, and oral statements made by, or with the approval of, our authorized personnel, that relate to our future performance or future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “aim,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast,” “contemplation” or “currently envisions” and similar phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements, including, without limitation: our ability to continue to have the necessary liquidity, through cash flows from operations and availability under our amended and restated revolving credit facility (as amended to date, the “Amended Facility”), may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in, our Amended Facility and the borrowing base requirement in our Amended Facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory and the minimum availability covenant in our Amended Facility that requires us to maintain availability in excess of an agreed upon level; restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; general economic conditions in the United States, Europe and other parts of the world, including the impact of income tax changes and debt reduction efforts in the United States; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; our ability to successfully implement our long-term strategic plans, including the continued growth of our KATE SPADE brand, our ability to sustain the recent improved performance in our LUCKY BRAND business, our ability to successfully improve the operations and results, creative direction and product offering at our JUICY COUTURE brand, and our ability to expand into markets outside of the US, such as China, Japan and Brazil, and the risks associated with such expansion; changes in the cost of raw materials, labor, advertising and transportation which could impact prices of our products; risks associated with the sale of the LIZ CLAIBORNE family of brands to J.C. Penney Corporation, Inc. and the licensing arrangement with QVC, Inc., including, without limitation, our ability to maintain productive working relationships with these parties and possible changes or disputes in our other brand relationships or relationships with other retailers and existing licensees as a result, and the dependence of our ADELINGTON DESIGN GROUP business on third party arrangements and partners; our ability to anticipate and respond to constantly changing consumer demands and tastes and fashion trends, across multiple brands, product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees; risks associated with the costs incurred in conjunction with our withdrawal from a multi-employer pension fund; risks associated with the delay in our previously announced plan to close our Ohio distribution facility and transition to a third-party facility and  our recently announced plan to continue to operate our Ohio distribution facility with a third-party distribution center operations and labor management company to provide distribution operations services, including increased operating expenses, risks related to systems capabilities and risks related to our ability to continue to appropriately staff the Ohio facility; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; risks associated with the transition of the MEXX business to an entity in which we hold a minority interest and the possible failure of such entity that may make our interest therein of little or no value and risks associated with the ability of the majority shareholder to operate the MEXX business successfully, which will impact the potential value of our minority interest; our ability to sustain recent improved performance in our LUCKY BRAND business; our ability to successfully improve the operations and results, creative direction and product offering at our JUICY COUTURE brand; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines, such as the KATE SPADE SATURDAY line, or enter new markets, such as China, Japan and Brazil or product categories, and risks related to such new lines, markets or categories; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our buying/sourcing agreement with Li & Fung Limited, which results in a single third party foreign buying/sourcing agent for a significant portion of our products; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product, tariffs and other trade barriers; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products, but political activity seeking to re-impose quota has been initiated or threatened; whether we will be successful operating the KATE SPADE business in Japan and the risks associated with such operation; our exposure to currency fluctuations; risks associated with material disruptions in our information technology systems, both owned and licensed, and with our third-party e-commerce platforms and operations; risks associated with privacy breaches; risks associated with credit card fraud and identity theft; risks associated with third party service providers, both domestic and overseas, including service providers in the area of e-commerce; limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; and the outcome of current and future litigation and other proceedings in which we are involved. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this press release and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Forward-looking statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions, including those described in this press release, and in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012, filed with the SEC, including in the sections entitled “Item 1A-Risk Factors” and “Statement on Forward Looking Statements.” We may change our intentions, beliefs or expectations at any time and without notice, based upon any change in our assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Three Months Ended			Three Months Ended
	December 29, 2012	% of		December 31, 2011	% of
	(13 Weeks)	Sales		(13 Weeks)	Sales

Net Sales	$486,533	100.0%		$447,063	100.0%
Cost of goods sold	216,499	44.5%		206,572	46.2%
Gross Profit	270,034	55.5%		240,491	53.8%
Selling, general & administrative expenses	233,719	48.0%		270,098	60.4%
Impairment of intangible assets	-	-		210	-
Operating Income (Loss)	36,315	7.5%		(29,817)	(6.7	) %
Other (expense) income, net	(1,647)	(0.3	) %	7,359	1.6%
Gain on acquisition of subsidiary	40,065	8.2%		-	-
Gain on sales of trademarks, net	-	-		271,379	60.7%
Loss on extinguishment of debt	(1,085)	(0.2	) %	(1,390)	(0.3	) %
Interest expense, net	(13,848)	(2.8	) %	(14,280)	(3.2	) %
Income Before Benefit for Income Taxes	59,800	12.3%		233,251	52.2%
Benefit for income taxes	(1,418)	(0.3	) %	(11,375)	(2.5	) %
Income from Continuing Operations	61,218	12.6%		244,626	54.7%
Discontinued operations, net of income taxes	(4,184)			(15,438)
Net Income	$57,034			$229,188

Earnings per Share:
Basic
Income from Continuing Operations	$0.54			$2.57
Net Income	$0.50			$2.40

Diluted
Income from Continuing Operations	$0.50			$2.04
Net Income	$0.47			$1.91

Weighted Average Shares, Basic	114,090			95,328
Weighted Average Shares, Diluted	123,887			121,055

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Twelve Months Ended			Twelve Months Ended
	December 29, 2012	% of		December 31, 2011	% of
	(52 Weeks)	Sales		(52 Weeks)	Sales

Net Sales	$1,505,094	100.0%		$1,518,721	100.0%
Cost of goods sold	662,119	44.0%		709,330	46.7%
Gross Profit	842,975	56.0%		809,391	53.3%
Selling, general & administrative expenses	877,426	58.3%		904,619	59.6%
Impairment of intangible assets	-	-		1,024	0.1%
Operating Loss	(34,451)	(2.3	) %	(96,252)	(6.3	) %
Other (expense) income, net	(168)	-		282	-
Gain on acquisition of subsidiary	40,065	2.7%		-	-
Gain on sales of trademarks, net	-	-		286,979	18.9%
(Loss) gain on extinguishment of debt, net	(9,754)	(0.6	) %	5,157	0.3%
Interest expense, net	(51,684)	(3.4	) %	(57,188)	(3.8	) %
(Loss) Income Before Provision (Benefit) for Income Taxes	(55,992)	(3.7	) %	138,978	9.2%
Provision (benefit) for income taxes	3,464	0.2%		(5,770)	(0.4	) %
(Loss) Income from Continuing Operations	(59,456)	(4.0	) %	144,748	9.5%
Discontinued operations, net of income taxes	(15,049)			(316,435)
Net Loss	$(74,505)			$(171,687)

Earnings per Share:
Basic
(Loss) Income from Continuing Operations	$(0.54)			$1.53
Net Loss	$(0.68)			$(1.81)

Diluted
(Loss) Income from Continuing Operations	$(0.54)			$1.28
Net Loss	$(0.68)			$(1.35)

Weighted Average Shares, Basic (a)	109,292			94,664
Weighted Average Shares, Diluted (a)	109,292			120,692

(a)         Because the Company incurred a loss from continuing operations for the twelve months ended December 29, 2012, all potentially dilutive shares are antidilutive.  Accordingly, basic and diluted weighted average shares outstanding are equal for such period.

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(All amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(52 Weeks)

Net Income (Loss)	$57,034	$229,188	$(74,505)	$(171,687)

Other Comprehensive (Loss) Income, Net of Income Taxes:
Cumulative translation adjustment, including Euro Notes in 2011 and other instruments, net of income taxes of $0, $1,139, $0 and $905, respectively	(4,219)	(2,427)	(3,990)	(4,279)
Write-off of translation adjustment in connection with liquidation of foreign subsidiaries	-	62,166	-	62,166
Unrealized losses on available-for-sale securities, net of income taxes of $0	(1)	(17)	(160)	(126)
Change in fair value of cash flow hedges, net of income taxes of $0, $(823), $0 and $(491), respectively	-	2,606	-	2,617
Comprehensive Income (Loss)	$52,814	$291,516	$(78,655)	$(111,309)

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands)

	December 29, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$59,402	$179,936
Accounts receivable - trade, net	121,591	119,551
Inventories, net	220,538	193,343
Other current assets	50,725	58,915
Total current assets	452,256	551,745

Property and Equipment, Net	219,963	238,664
Goodwill	60,223	1,519
Intangibles, Net	131,350	117,354
Other Assets	38,731	40,722
Total Assets	$902,523	$950,004

Liabilities and Stockholders’ Deficit
Current Liabilities:
Short-term borrowings	$4,345	$4,476
Convertible Senior Notes	18,287	60,270
Other current liabilities	393,217	362,227
Total current liabilities	415,849	426,973

Long-Term Debt	383,662	381,569
Other Non-Current Liabilities	229,942	250,448
Stockholders’ Deficit	(126,930)	(108,986)
Total Liabilities and Stockholders’ Deficit	$902,523	$950,004

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands)

	Twelve Months Ended
	December 29, 2012	December 31, 2011
	(52 Weeks)	(52 Weeks)

Cash Flows from Operating Activities:
Net loss	$(74,505)	$(171,687)
Adjustments to arrive at (loss) income from continuing operations	15,049	316,435
(Loss) income from continuing operations	(59,456)	144,748

Adjustments to reconcile (loss) income from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	74,411	85,969
Impairment of intangible assets	-	1,024
Loss on asset disposals and impairments, including streamlining initiatives, net	45,695	34,238
Deferred income taxes	1,583	(6,171)
Share-based compensation	7,779	5,756
Foreign currency losses, net	1,532	3,565
Gain on acquisition of subsidiary	(40,065)	-
Gain on sales of trademarks, net	-	(286,979)
Loss (gain) on extinguishment of debt, net	9,754	(5,157)
Other, net	1,199	(1,563)
Changes in assets and liabilities:
Decrease in accounts receivable - trade, net	2,857	44,508
(Increase) decrease in inventories, net	(12,492)	25,538
(Increase) decrease in other current and non-current assets	(1,357)	2,840
Increase in accounts payable	31,306	8,159
(Decrease) increase in accrued expenses and other non-current liabilities	(38,951)	60,944
Decrease in income taxes receivable	801	1,769
Net cash used in operating activities of discontinued operations	(13,238)	(136,216)
Net cash provided by (used in) operating activities	11,358	(17,028)

Cash Flows from Investing Activities:
Purchases of property and equipment	(82,792)	(73,653)
Net proceeds from dispositions	-	309,717
Payments for purchases of businesses	(41,027)	-
Payments for in-store merchandise shops	(3,041)	(3,459)
Investments in and advances to equity investees	(5,000)	(2,506)
Other, net	765	435
Net cash provided by investing activities of discontinued operations	-	77,419
Net cash (used in) provided by investing activities	(131,095)	307,953

Cash Flows from Financing Activities:
Proceeds from borrowings under revolving credit agreement	247,097	651,507
Repayment of borrowings under revolving credit agreement	(247,097)	(671,907)
Proceeds from issuance of Senior Secured Notes	164,540	220,094
Repayment of Euro Notes	(158,027)	(309,159)
Principal payments under capital lease obligations	(4,476)	(4,216)
Proceeds from exercise of stock options	6,205	304
Payment of deferred financing fees	(7,140)	(11,168)
Other, net	-	(805)
Net cash used in financing activities of discontinued operations	-	(2,663)
Net cash provided by (used in) financing activities	1,102	(128,013)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,899)	(5,690)

Net Change in Cash and Cash Equivalents	(120,534)	157,222
Cash and Cash Equivalents at Beginning of Period	179,936	22,714
Cash and Cash Equivalents at End of Period	$59,402	$179,936

FIFTH & PACIFIC COMPANIES, INC.

SEGMENT REPORTING

(All amounts in thousands)

		Segment	% of
	Net Sales	Adjusted EBITDA (a)	Sales
Three Months Ended December 29, 2012 (13 Weeks)
JUICY COUTURE	$153,653	$11,950	7.8%
LUCKY BRAND	137,446	21,188	15.4%
KATE SPADE (b)	172,710	43,416	25.1%
Adelington Design Group (c)	22,724	6,977	30.7%
Total - Reportable Segments	$486,533

		Segment	% of
	Net Sales	Adjusted EBITDA (a)	Sales
Three Months Ended December 31, 2011 (13 Weeks)
JUICY COUTURE	$160,782	$31,041	19.3%
LUCKY BRAND	136,915	22,861	16.7%
KATE SPADE (b)	110,175	24,228	22.0%
Adelington Design Group (c)	39,191	(2,368)	(6.0)%
Total - Reportable Segments	$447,063

		Segment	% of
	Net Sales	Adjusted EBITDA (a)	Sales
Twelve Months Ended December 29, 2012 (52 Weeks)
JUICY COUTURE	$498,637	$24,554	4.9%
LUCKY BRAND	461,691	34,676	7.5%
KATE SPADE (b)	461,926	94,994	20.6%
Adelington Design Group (c)	82,840	21,009	25.4%
Total - Reportable Segments	$1,505,094

		Segment	% of
	Net Sales	Adjusted EBITDA (a)	Sales
Twelve Months Ended December 31, 2011 (52 Weeks)
JUICY COUTURE	$530,688	$64,237	12.1%
LUCKY BRAND	418,213	25,389	6.1%
KATE SPADE (b)	312,944	57,370	18.3%
Adelington Design Group (c)	256,876	38,868	15.1%
Total - Reportable Segments	$1,518,721

(a)            Segment Adjusted EBITDA excludes: (i) depreciation and amortization; (ii) charges due to streamlining initiatives and brand-exiting activities; and (iii) losses on asset disposals and impairments.  Segment Adjusted EBITDA does not include Corporate expenses associated with the following functions: corporate finance, investor relations, communications, legal, human resources and information technology shared services and costs of executive offices and corporate facilities, which are included in Unallocated Corporate costs.  Refer to the table entitled “Reconciliation of Non-GAAP Financial Information” for further information.

(b)             Amounts include equity in the earnings (losses) of equity method investees of $(771) and $194 for the three months ended December 29, 2012 and December 31, 2011, respectively and $(1,245) and $1,652 for the years ended December 29, 2012 and December 31, 2011, respectively.

(c)            The following tables provide a reconciliation of Adelington Design Group Net Sales to Adjusted Net Sales.

	Three Months Ended		Twelve Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(52 Weeks)
Adelington Design Group Net Sales:
As Reported	$22,724	$39,191	$82,840	$256,876
Brand-Exiting Activities	-	5,752	514	5,752
Adjusted Net Sales	$22,724	$44,943	$83,354	$262,628

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands)

(Unaudited)

The following table provides reconciliations of Segment Adjusted EBITDA to: (i) Adjusted EBITDA, Net of Foreign Currency Transaction Adjustments; and (ii) Income (Loss) from Continuing Operations.

	Three Months Ended		Twelve Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(52 Weeks)

Segment Adjusted EBITDA:
JUICY COUTURE	$11,950	$31,041	$24,554	$64,237
KATE SPADE	43,416	24,228	94,994	57,370
LUCKY BRAND	21,188	22,861	34,676	25,389
Adelington Design Group	6,977	(2,368)	21,009	38,868
Total Reportable Segments Adjusted EBITDA	83,531	75,762	175,233	185,864
Unallocated Corporate Costs	(14,171)	(27,795)	(70,744)	(90,158)
Other (expense) income (a)	(876)	7,165	1,077	(1,370)
Less: Foreign currency transaction adjustments, net	496	(7,261)	322	3,565
Adjusted EBITDA, Net of Foreign Currency Transaction Adjustments	68,980	47,871	105,888	97,901

Foreign currency transaction adjustments, net	(496)	7,261	(322)	(3,565)
Depreciation and amortization, net (b)	(17,885)	(17,398)	(64,681)	(72,322)
Charges due to streamlining initiatives and brand-exiting activities, impairment of intangible assets and loss on asset disposals and impairments, net	(15,309)	(58,544)	(67,725)	(112,228)
Share-based compensation	(622)	(1,648)	(7,779)	(5,756)
Gain on acquisition of subsidiary	40,065	-	40,065	-
Gain on sales of trademarks, net (c)	-	271,379	-	286,979
(Loss) gain on extinguishment of debt, net	(1,085)	(1,390)	(9,754)	5,157
Interest expense, net	(13,848)	(14,280)	(51,684)	(57,188)
(Benefit) provision for income taxes	(1,418)	(11,375)	3,464	(5,770)
Income (Loss) from Continuing Operations	$61,218	$244,626	$(59,456)	$144,748

Adjusted EBITDA, Net of Foreign Currency Transaction Adjustments		$47,871		$97,901
Adelington Design Group closed and exited brands (d)		8,146		(15,524)
Comparable Adjusted EBITDA		$56,017		$82,377

(a)    Amounts do not include equity in the earnings (losses) of equity method investees of $(771) and $194 for the three months ended December 29, 2012 and December 31, 2011, respectively and $(1,245) and $1,652 for the years ended December 29, 2012 and December 31, 2011, respectively.

(b)    Excludes amortization included in Interest expense, net.

(c)    Reflects the sale of various trademarks, including those related to the LIZ CLAIBORNE family of brands in 2011.

(d)    Represents estimated adjusted EBITDA for the following: Liz Claiborne / JCPenney apparel and handbags, Axcess, DKNY® Jeans, Dana Buchman apparel and the Company’s former Curve fragrance and related brands.

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands, except per common share data)

(Unaudited)

The following tables provide reconciliations of (i) Income (Loss) from Continuing Operations to Adjusted Income (Loss) from Continuing Operations (a) and (ii) Operating Income (Loss) to Adjusted Income (Loss) from Continuing Operations (a):

	Three Months Ended		Twelve Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(52 Weeks)

Income (Loss) from Continuing Operations	$61,218	$244,626	$(59,456)	$144,748
Streamlining initiatives and brand-exiting activities (b)(c)	4,240	46,606	49,912	97,196
Loss (gain) on extinguishment of debt	1,085	1,390	9,754	(5,157)
Impairment of intangible assets	-	210	-	1,024
Interest expense (d)	231	-	1,033	-
Gain on acquisition of subsidiary	(40,065)	-	(40,065)	-
Gain on sales of trademarks	-	(271,379)	-	(286,979)
(Provision) benefit for income taxes	(12,107)	(10,766)	15,497	18,520
Adjusted Income (Loss) from Continuing Operations (a)	$14,602	$10,687	$(23,325)	$(30,648)

Operating Income (Loss)	$36,315	$(29,817)	$(34,451)	$(96,252)
Streamlining initiatives and brand-exiting activities (b)(c)	4,240	46,606	49,912	97,196
Impairment of intangible assets	-	210	-	1,024
Adjusted Operating Income (a)	40,555	16,999	15,461	1,968

Adjusted interest expense, net (e)	(13,617)	(14,280)	(50,651)	(57,188)
Other (expense) income, net	(1,647)	7,359	(168)	282
Provision (benefit) for income taxes (f)	10,689	(609)	(12,033)	(24,290)

Adjusted Income (Loss) from Continuing Operations (a)	$14,602	$10,687	$(23,325)	$(30,648)

Adjusted Basic Earnings per Common Share from Continuing Operations (a)(g)	$0.13	$0.11	$(0.21)	$(0.32)

Adjusted Diluted Earnings per Common Share from Continuing Operations (a)(g)	$0.12	$0.10	$(0.21)	$(0.32)

(a)

Adjusted Operating Income excludes streamlining initiatives and brand-exiting activities and impairment of intangible assets.  In addition to those items, Adjusted Income (Loss) from Continuing Operations and Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations exclude (loss) gain on extinguishment of debt, gain on sales of trademarks and interest expense related to a multi-employer pension plan, which is payable over four years.

(b)	During the three and twelve months ended December 29, 2012 and December 31, 2011, the Company recorded expenses related to its streamlining initiatives and brand-exiting activities as follows:

	Three Months Ended		Twelve Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(52 Weeks)

Payroll, contract termination costs, asset write-downs and other costs:
JUICY COUTURE	$717	$2,600	$7,049	$18,005
KATE SPADE	135	1,059	2,519	4,834
LUCKY BRAND	40	4,202	2,797	10,385
Adelington Design Group	86	29,044	3,112	46,254
Corporate	3,691	3,473	32,349	10,035

Store closure and other brand-exiting activities:
JUICY COUTURE	(178)	-	316	79
KATE SPADE	139	-	582	85
LUCKY BRAND	(174)	-	309	54
Adelington Design Group	(216)	6,228	879	7,465
	$4,240	$46,606	$49,912	$97,196

(c)	Excludes non-cash impairment charges of $196 and $588 primarily related to Adelington Design Group & Other merchandising rights for the three and twelve months ended December 31, 2011, respectively.
(d)	Represents interest expense related to a multi-employer pension withdrawal liability, which is payable over four years.
(e)

Excludes interest expense of $231 and $1,033 for the three and twelve months ended December 29, 2012, respectively, related to a multi-employer pension withdrawal liability, which is payable over four years.

(f)	Reflects a normalized tax rate based on estimated adjusted pretax income (loss).
(g)

Adjusted diluted earnings per share for the three months ended December 29, 2012 and December 31, 2011 is based on 123,887 and 121,055 shares outstanding, respectively. As the Company incurred an adjusted loss from continuing operations for the twelve months ended December 29, 2012 and December 31, 2011, all potentially dilutive shares are antidilutive. As such, basic and diluted weighted average shares outstanding are equal for such periods.

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands)

(Unaudited)

The following tables provide reconciliations of Net Sales to Comparable Adjusted Net Sales.

	Three Months Ended		Twelve Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(52 Weeks)
Net Sales:
As Reported	$486,533	$447,063	$1,505,094	$1,518,721
Brand-Exiting Activities	-	5,752	514	5,752
Adjusted Net Sales	486,533	452,815	1,505,608	1,524,473

Comparable Adjustments (a)	-	24,570	3,842	179,004

Comparable Adjusted Net Sales	$486,533	$428,245	$1,501,766	$1,345,469

(a)         Represents the removal of net sales for the following brands that have been sold or exited, but not presented as discontinued operations: Liz Claiborne / JCPenney apparel and handbags, Axcess, DKNY® Jeans, Dana Buchman apparel and the Company’s former Curve fragrance and related brands.

FIFTH & PACIFIC COMPANIES, INC.

AVAILABILITY UNDER REVOLVING CREDIT FACILITY

(In thousands)

December 29, 2012

Total Revolving Credit Facility Size (a)	$350,000

Borrowing Base (a)	$251,237

Outstanding Borrowings	-

Letters of Credit Issued	27,654

Available Capacity	$223,583

Excess Capacity (b)	$178,583

(a)        Availability under the revolving credit facility is the lesser of $350 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.

(b)        Excess capacity represents available capacity reduced by the minimum required aggregate borrowing availability of $45 million.